Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254176

PROSPECTUS

Up to 60,936,608 Shares of Class A Common Stock

Up to 5,787,472 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 995,833 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 5,787,472 shares of our Class A common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 162,500 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement (“Private Placement”) to EcoR1 Panacea Holdings, LLC (the “Sponsor”) and PA Co-Investment LLC (“Cowen Investments”), in connection with the initial public offering of Panacea Acquisition Corp. (“Panacea”), (ii) 833,333 shares of common stock that are issuable upon the exercise of warrants (the “Forward Purchase Warrants” and together with the Private Placement Warrants, the “Private Warrants”) issued pursuant to that certain forward purchase agreement, dated June 30, 2020, by and among Panacea and the Sponsor and certain of its affiliates (the “Forward Purchase”) and (iii) up to 4,791,639 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Private Warrants, the “warrants”). We will receive the proceeds from the exercise of any warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 60,936,608 shares of common stock consisting of (a) up to 487,500 shares of common stock (the “Private Placement Shares”) issued to the Sponsor and Cowen Investments in the Private Placement, (b) up to 2,500,000 shares of common stock (the “Forward Purchase Shares”) issued to the Sponsor and certain of its affiliates in the Forward Purchase, (c) up to 995,833 shares of common stock issuable upon exercise of the Private Warrants, (d) up to 45,655,000 shares of common stock (the “PIPE Shares”) issued on February 10, 2021 in a private placement pursuant to subscription agreements, dated October 20, 2020, (e) up to 10,929,867 additional shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, dated February 10, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (f) 368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in March 2021), and (ii) up to 995,833 Private Warrants. We will not receive any proceeds from the sale of shares of common stock or warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or warrants, except with respect to amounts received by us upon exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Private Warrants. See the section titled “Plan of Distribution.”

Our common stock and Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “NUVB” and “NUVB.WS,” respectively. On April 7, 2022, the last reported sales price of our common stock was $5.50 per share and the last reported sales price of our Public Warrants was $1.07 per warrant.

Until the filing of our Annual Report on Form 10-K for the year ended December 31, 2021 on February 28, 2022, we were a “smaller reporting company” as defined under the U.S. federal securities laws. See “Summary—Implications of Being a Smaller Reporting Company.” To the extent applicable, this prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 7, 2022

You should rely only on the information contained in this prospectus, information incorporated by reference into this prospectus or any supplement to this prospectus, filed with the Securities and Exchange Commission (“SEC”). Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants. We will not receive any proceeds from the sale of shares of common stock underlying the warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Private Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference.”

You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Nuvation Bio,” “we,” “us,” “our” and similar terms refer to Nuvation Bio Inc. (f/k/a Panacea Acquisition Corp.) and its consolidated subsidiaries (including Legacy Nuvation Bio). References to “Panacea” refer to the predecessor company prior to the consummation of the Merger.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and any prospectus supplement delivered with this prospectus may contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date such forward-looking statement is made and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

•	our plans to develop and commercialize our product candidates;

•	the initiation, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

•	our expectations regarding the impact of the ongoing COVID-19 pandemic on our business, industry and the economy;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	our ability to obtain regulatory approval of our current and future product candidates;

•	our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

•	our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	our intellectual property position and the duration of our patent rights;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets we serve;

•	the impact of government laws and regulations and liabilities thereunder;

•	our need to hire additional personnel and our ability to attract and retain such personnel;

•	our ability to raise additional funding in the future; and

•	the anticipated use of our cash and cash equivalents.

The foregoing list of forward-looking statements is not exhaustive. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus or any documents incorporated by reference herein and any prospectus supplement, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the section titled ‘‘Risk Factors’’ in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus or any documents incorporated by reference herein and an prospectus supplement will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

You should read this prospectus, any documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS

“Class B Common Stock” means the Company’s Class B Common Stock.

“Closing” means the consummation of the transactions contemplated under the Merger Agreement on the Closing Date.

“Closing Date” means the date on which the Closing occurred, or February 10, 2021.

“common stock” means Company’s Class A Common Stock.

“Company” or any references to “Nuvation Bio,” “we,” “our” or “us” means the registrant, Nuvation Bio Inc., a Delaware Corporation, immediately after the Closing.

“Cowen Investments” are to PA Co-Investment LLC, an affiliate of Cowen and Company, LLC

“Forward Purchase” means the transactions contemplated and consummated pursuant to the Forward Purchase Agreement.

“Forward Purchase Agreement” means the agreement pursuant to which the forward purchase investors agreed to subscribe for an aggregate of 2,500,000 forward purchase shares and 833,333 Forward Purchase Warrants, for an aggregate purchase price of $25,000,000, or $10.00 per Forward Purchase Share and one-third of one Forward Purchase Warrant, in a private placement, which closed on February 10, 2021.

“forward purchase investors” are to the funds affiliated with the Sponsor that are party to the Forward Purchase Agreement.

“Forward Purchase Warrants” means the 833,333 redeemable warrants, issued to the forward purchase investors pursuant to the Forward Purchase Agreement.

“Forward Purchase Shares” means the 2,500,000 shares of common stock issued to the forward purchase investors pursuant to the Forward Purchase Agreement.

“Founders” means Sponsor and Cowen Investments (or an affiliate of Cowen Investments that initially purchased certain of the founder shares, as applicable).

“Legacy Nuvation Bio” means formerly, Nuvation Bio Inc., a private Delaware corporation, which changed its name to “Nuvation Bio Operating Company, Inc” upon the Closing.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 20, 2020.

“Merger Sub” means Panacea Merger Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Panacea.

“Panacea” means Panacea Acquisition Corp., a Delaware corporation, prior to the Closing.

“Panacea IPO” means Panacea’s initial public offering of units, consummated on July 6, 2020.

“PIPE Investment” means that certain private placement in the aggregate amount of $476.6 million, consummated immediately prior to the consummation of the Merger, pursuant to the Subscription Agreements, pursuant to which the subscribers agreed to purchase up to 47,655,000 shares of our common stock at a purchase price of $10.00 per share, issued on February 10, 2021.

“PIPE Shares” means an aggregate of 47,655,000 shares of common stock issued in connection with the PIPE Investment.

“Private Placement” means the private placement of the Private Placement Units to the Founders in connection and concurrent with the Panacea IPO.

“Private Placement Shares” means the shares of common stock sold to the Founders in the Private Placement.

“Private Placement Warrants ” means the 162,500 warrants sold to the Founders in the Private Placement.

“Private Placement Units” means the units issued to the Founders in the Private Placement.

“Private Warrants” consists of the Forward Purchase Warrants and the Private Placement Warrants.

“Public Warrants” means the 4,791,639 warrants included as a component of the Panacea units sold in the Panacea IPO, each of which is exercisable for one share of common stock, in accordance with its terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated February 10, 2021, between and among Nuvation Bio and certain securityholders who are parties thereto.

“Special Meeting” means the special meeting of stockholders of Panacea, held on February 9, 2021.

“Sponsor” means EcoR1 Panacea Holdings, LLC, a Delaware limited liability company.

“warrants” means the Private Warrants and the Public Warrants.

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SUMMARY

This summary does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements, the related notes thereto and the information set forth in the section titled “Risk Factors” and other information incorporated by reference from our other filings with the SEC. Unless the context otherwise requires, we use the terms “Nuvation Bio,” “company,” “we,” “us” and “our” in this prospectus to refer to Nuvation Bio Inc. and our wholly owned subsidiaries.

Overview

We are a clinical-stage biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates. We were founded in 2018 by our chief executive officer, David Hung, M.D., who founded Medivation, Inc. and led its successful development of oncology drugs Xtandi® and talazoparib (now marketed as Talzenna®), leading to its $14.3 billion sale to Pfizer Inc. in 2016. We leverage our team’s extensive expertise in medicinal chemistry, preclinical development, formulation and drug development to pursue oncology targets validated by strong clinical or preclinical data and discover novel small molecules that improve the activity and overcome the liabilities of currently marketed drugs. In addition to our focus on development of small molecules for validated targets, we are also developing novel therapeutic candidates based on our proprietary Drug-Drug Conjugate platform.

For our lead product candidate, NUV-422, we initiated a Phase 1/2 clinical trial of NUV-422 for the treatment of high-grade gliomas in December 2020. Two additional INDs were cleared by the FDA for NUV-422 for the treatment of advanced breast cancer and for the treatment of prostate cancer in 2021, respectively. Additional trials and trial expansion are planned for NUV-422 in 2022. Our second product is NUV-868, a BD2-selective oral small molecule BET (bromodomain and extra-terminal) inhibitor that inhibits BRD4. An IND has been cleared by the FDA and we intend to initiate a Phase 1 trial of NUV-868 in patients with advanced solid tumors in mid-2022. Our third candidate, NUV-569, is a differentiated oral small molecule selective inhibitor of Wee1 kinase, an important regulator of DNA damage repair. We intend to submit an IND for NUV-569 by year end 2022 and initiate Phase 1 trials in patients with advanced solid tumors following IND clearance. Our adenosine receptor inhibitors are designed to have high affinity for the A2Aadenosine receptor, which plays multiple critical roles in human physiology and pathophysiology including anti-cancer immunity. We also designed our adenosine receptor inhibitors to have a reduced affinity for the adenosine A1 receptor, which may potentially improve tolerability. We intend to nominate a clinical development candidate by year end 2022. Lastly, we are also characterizing multiple potential lead product candidates from our DDC platform. We intend to nominate a DDC clinical development candidate by year end 2022.

We have no revenue to date and we have incurred net losses of $86.8 million and $41.7 million for the years ended December 31, 2021 and 2020, respectively, and an accumulated deficit of $162.8 million from inception through December 31, 2021.

Corporate Information

We were incorporated in Delaware in April 2020 as a blank check company under the name Panacea Acquisition Corp. On February 10, 2021, Legacy Nuvation Bio, Panacea and Merger Sub consummated the closing of the transactions contemplated by the Merger Agreement, following the approval at the Special Meeting held on February 9, 2021. Pursuant to the terms of the Merger Agreement, a combination of Legacy Nuvation Bio and Panacea was effected through the merger of Merger Sub with and into Legacy Nuvation Bio, with Legacy Nuvation Bio surviving as a wholly owned subsidiary of Panacea. On the Closing Date, Legacy Nuvation Bio changed its name to Nuvation Bio Operating Company Inc. and Panacea changed its name to Nuvation Bio Inc.

Our principal executive office is located in New York, New York, where we lease approximately 7,900 square feet of office space under a lease that terminates in 2027. We also occupy approximately 8,200 square feet of office space in San Francisco, California, under a lease that terminates in 2022. We believe that these existing facilities will be adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required.

“Nuvation Bio” and our other registered and common law trade names, trademarks and service marks are property of Nuvation Bio Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Implications of Being a Smaller Reporting Company

Until the filing of our Annual Report on Form 10-K for the year ended December 31, 2021 on February 28, 2022, we were a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In our 2021 Annual Report on Form 10-K, which is incorporated by reference into this prospectus, we have taken advantage of certain of the scaled disclosures available to smaller reporting companies. Specifically, as a smaller reporting company, we have chosen to present only the two most recent fiscal years of audited financial statements in our 2021 Annual Report on Form 10-K and to comply with reduced disclosure obligations regarding executive compensation.

The Offering

Issuance of common stock

Shares of common stock offered by us	Up to 5,787,472 shares of our common stock, which consists of (i) up to 162,500 shares of common stock that are issuable upon the exercise of Private Placement Warrants, (ii) 833,333 shares of common stock that are issuable upon the exercise of Forward Purchase Warrants and (iii) up to 4,791,639 shares of common stock that are issuable upon the exercise of Public Warrants.

Shares of common stock outstanding prior to exercise of all warrants	217,948,568 shares (as of December 31, 2021)

Shares of common stock outstanding assuming exercise of all warrants	223,736,040 shares (based on total shares outstanding on December 31, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $66.6 million from the exercise of all of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, and an aggregate of 60,936,608 shares of common stock, consisting of:

•   up to 45,655,000 PIPE Shares;

•   up to 2,500,000 Forward Purchase Shares;

•   up to 487,500 Private Placement Shares;

•   up to 162,500 shares of common stock issuable upon the exercise of the Private Placement Warrants;

•   up to 833,333 shares of common stock issuable upon the exercise of the Forward Purchase Warrants;

•   368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in March 2021; and

•   up to 10,929,867 shares of common stock pursuant to the Registration Rights Agreement.

In addition, we are registering 4,791,639 shares of common stock issuable upon exercise of the Public Warrants that were previously registered.

Warrants offered by the selling securityholders	Up to 162,500 of Private Placement Warrants and 833,333 Forward Purchase Warrants

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock or warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “Risk Factors” beginning on page 5 of this prospectus.

NYSE ticker symbols	Our common stock and Public Warrants are listed on the NYSE under “NUVB” and “NUVB.WS”, respectively.

For additional information concerning the offering, see the section titled “Plan of Distribution” beginning on page 22 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed in the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling securityholders.

We will receive up to an aggregate of approximately $66.6 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of such warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of (i) up to 60,936,608 shares of common stock (consisting of (a) 162,500 shares of common stock that may be issued upon exercise of the Private Placement Warrants, (b) 833,333 shares of common stock that may be issued upon exercise of the Forward Purchase Warrants, (c) up to 487,500 Private Placement Shares, (d) up to 2,500,000 Forward Purchase Shares, (e) up to 45,655,000 PIPE Shares, (f) up to 10,929,867 shares of common stock pursuant to the Registration Rights Agreement and (g) 368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in February 2021), (ii) up to 162,500 Private Placement Warrants, and (iii) up to 833,333 Forward Purchase Warrants. The selling securityholders may from time to time offer and sell any or all of the common stock, Private Placement Warrants and Forward Purchase Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the common stock, Private Placement Warrants or Forward Purchase Warrants, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of February 10, 2021 regarding the beneficial ownership of our common stock and warrants by the selling securityholders and the shares of common stock and warrants being offered by the selling security holders. The applicable percentage ownership of common stock is based on approximately 216,948,568 shares of common stock and 1,000,000 shares of Class B Common Stock outstanding as of December 31, 2021. Information with respect to shares of common stock, Private Placement Warrants and Forward Purchase Warrants owned beneficially after the offering assumes the sale of all of the shares of common stock, Private Placement Warrants, or Forward Purchase Warrants registered hereby. The selling securityholders may offer and sell some, all or none of their shares of common stock, Private Placement Warrants or Forward Purchase Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of common stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Up to 4,791,639 shares of common stock issuable upon exercise of the Public Warrants are not included in the table below.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
683 Capital Partners LP(1)	1,000,000	600,000	400,000	*	—	—	—	—
Aaron L. Berez and Delia Menozzi, Trustees, or their successor(s), of the Berez—Menozzi 2009 Revocable Trust Agreement dated December 4, 2009(2)	404,100	150,000	254,100	*	—	—	—	—
Ally Bridge MedAlpha Master Fund L.P.(3)	2,000,000	2,000,000	—	—	—	—	—	—
Alyeska Master Fund, L.P.(4)	1,128,983	1,000,000	128,983	*	—	—	—	—
Ambix Life Science Fund I, L.P.(5)	150,000	150,000	—	—	—	—	—	—
Avidity Capital Fund II LP(6)	665,000	665,000	—	—	—	—	—	—
Avidity Master Fund LP(6)	5,335,000	5,335,000	—	—	—	—	—	—
Baupost Group Securities, L.L.C.(7)	1,000,000	1,000,000	—	—	—	—	—	—
BEMAP Master Fund LP(8)	205,500	205,500	—	—	—	—	—	—
Bespoke Alpha MAC MIM LP(8)	23,550	23,550	—	—	—	—	—	—
Boxer Capital, LLC(9)	4,341,009	1,000,000	3,341,009	1.5%	—	—	—	—
Christopher and Lorraine Basta JTWROS(10)	15,000	15,000	—	—	—	—	—	—
Citadel Multi—Strategy Equities Master Fund Ltd.(11)	6,636,656	2,500,000	4,136,656	1.9%	—	—	—	—
CVI Investments, Inc.(12)	1,000,000	1,000,000	—	—	—	—	—	—
Daniel Bradbury(13)	25,000	25,000	—	—	—	—	—	—
David Hung(14)	59,276,604	2,000,000	57,276,604	26.4%	—	—	—	—
Deerfield Partners, L.P.(15)	2,500,000	2,500,000	—	—	—	—	—	—
Entities affiliated with EcoR1 Panacea Holdings, LLC(16)	14,210,350	14,210,350	—	—	963,333	963,333	—	—
Faheem Hasnain(17)	55,000	55,000	—	—	—	—	—	—
Fang Hu(18)	178,250	50,000	128,250	*	—	—	—	—
Entities related to Farallon Capital Management, L.L.C.(19)	2,500,000	2,500,000	—	—	—	—	—	—
FIAM Target Date Blue Chip Growth Commingled Pool(20)	268,094	96,724	171,370	*	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(20)	1,959,870	1,599,372	360,498	*	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund(20)	102,770	65,294	37,476	*	—	—	—	—
Fidelity Blue Chip Growth Commingled Pool(20)	94,047	33,932	60,115	*	—	—	—	—
Fidelity Blue Chip Growth Institutional Trust(20)	10,761	3,313	7,448	—	—	—	—	—
Fidelity Contrafund Commingled Pool(20)	2,593,012	988,684	1,604,328	*	—	—	—	—
Fidelity Contrafund: Fidelity Contrafund(20)	10,588,266	3,572,265	7,016,001	3.2%	—	—	—	—
Fidelity Contrafund: Fidelity Contrafund K6(20)	942,518	439,051	503,467	*	—	—	—	—
Fidelity Growth Company Commingled Pool(20)	4,008,665	2,138,883	1,869,782	*	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(20)	4,681,845	2,125,093	2,556,752	1.2%	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund(20)	312,840	312,840	—	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund(20)	1,102,137	423,184	678,953	*	—	—	—	—
Fidelity NorthStar Fund(20)	77,785	77,785	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered For Sale Hereby	Number Beneficially Owner After Offering	Percent Owner After Offering
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(20)	2,712,871	1,101,428	1,611,443	*	—	—	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(20)	249,129	120,038	129,091	*	—	—	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(20)	3,442	1,992	1,450	*	—	—	—	—
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(20)	142,573	142,573	—	—	—	—	—	—
Fidelity Select Portfolios: Biotechnology Portfolio(20)	1,408,991	1,000,000	408,991	*	—	—	—	—
Fidelity U.S. Growth Opportunities Investment Trust(20)	14,132	14,132	—	—	—	—	—	—
GiraFpharma LLC(21)	2,909,417	368,408	2,541,009	1.2%	—	—	—
Funds Managed (or affiliated with) by Ghost Tree Capital Group, LP(22)	500,000	500,000	—	—	—	—	—	—
Graham Cooper(23)	25,000	25,000	—	—	—	—	—	—
Hawkes Bay Master Investors (Cayman) L.P.(24)	933,000	356,200	576,800	*	—	—	—	—
ICS Opportunities, Ltd.(25)	516,613	500,000	16,613	*	—	—	—	—
Irving Investors Private XX, LLC(26)	500,000	500,000	—	—	—	—	—	—
John Stanley and Beth Anne Stanley JTWROS(27)	200,000	200,000	—	—	—	—	—	—
Marshfield Advisers, LLC(28)	848,664	500,000	348,664	*	—	—	—	—
Monashee Pure Alpha SPV I LP(8)	113,767	113,767	—	—	—	—	—
Monashee Solitario Fund LP(8)	125,510	125,510	—	—	—	—	—
Omega Fund V, L.P.(29)	28,212,376	500,000	27,712,376	12.8%	—	—	—
PA Co-Investment LLC(30)	848,750	848,750	—	—	32,500	32,500	—
Perceptive Life Sciences Master Fund, Ltd.(31)	3,041,009	500,000	2,541,009	1.2%	—	—	—
Entities affiliated with Redmile Group, LLC(32)	4,541,009	2,000,000	2,541,009	1.2%	—	—	—	—
Salthill Investors (Bermuda) L.P.(24)	418,800	161,600	257,200	*	—	—	—
Salthill Partners, L.P.(24)	234,733	82,200	152,533	*	—	—	—
SFL SPV I LP(8)	31,673	31,673	—	—	—	—	—
Shalini Sharp(33)	35,000	35,000	—	—	—	—	—
Tech Opportunities LLC(34)	1,282,935	1,000,000	282,935	*	—	—	—
The Biotech Growth Trust PLC(35)	800,000	800,000	—	—	—	—	—
Variable Insurance Products Fund III: Growth Opportunities Portfolio(20)	321,545	243,417	78,128	*	—	—	—
W. Anthony Vernon(36)	392,663	304,100	88,563	*	—	—	—

Total	181,739,601	60,936,608	119,802,993	55.2%	995,833	995,833	—

*	Less than 1%

(1)

683 Capital Management, LLC is the investment manager of 683 Capital Partners, LP and may be deemed to have beneficial ownership over the securities held by 683 Capital Partners, LP. Ari Zweiman, as the managing member of 683 Capital Management, LLC, may be deemed to beneficially own the securities held by 683 Capital Partners, LP. The address of 683 Capital Partners, L.P., 683 Capital Management LLC and Avi Zweiman is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(2)

Aaron L. Berez and Delia Menozzi, in their capacities as trustees of the Berez-Menozzi 2009 Revocable Trust Agreement dated December 4, 2009, have shared voting and investment control over the shares held by the Berez-Menozzi 2009 Revocable Trust Agreement dated December 4, 2009. Mr. Berez also holds additional securities of Nuvation Bio through his role as a manager of Ambix Venture Management LLC, the general partner of another selling securityholder.

(3)

Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of each of Ally Bridge MedAlpha Management GP, LLC and Ally Bridge Group (NY) LLC. Ally Bridge Group (NY) LLC and Ally Bridge MedAlpha Management L.P., acting through its general partner Ally Bridge MedAlpha Management GP, LLC, manage Ally Bridge MedAlpha Master Fund L.P.’s (“Ally Bridge”) investments. As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held of record by Ally Bridge. Each of them disclaims any such beneficial ownership. The address of Ally Bridge is c/o Ally Bridge Group (NY) LLC, 430 Park Avenue, 12th Floor, New York, NY 10022.

(4)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Master”), has voting and investment control of the shares held by Alyeska Master. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master.

(5)

Aaron L. Berez and Peter N. Townshend are the managers of Ambix Venture Management LLC, the general partner of Ambix Life Science Fund I, L.P. and may be deemed to be the beneficial owners of such shares.

(6)

Avidity Capital Partners Fund (GP) LP is the general partner of Avidity Master Fund LP and Avidity Capital Fund II LP (collectively, the “Avidity Funds”). Avidity Capital Partners (GP) LLC is the general partner of Avidity Capital Partners Fund (GP) LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and may be deemed to have voting and dispositive power over the securities held directly by the Avidity Funds. The address of the Avidity Funds is 2828 N. Harwood St., Suite 1220, Dallas, TX 75201.

(7)

Held on behalf of entities affiliated with The Baupost Group, L.L.C. The Baupost Group, L.L.C. is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were indirectly purchased. The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman have shared voting and investment power over these shares of common stock. Baupost Group GP, L.L.C. and Mr. Klarman disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, if any.

(8)

Monashee Investment Management LLC is the investment advisor for BEMAP Master Fund Ltd (“BEMAP”), Bespoke Alpha MAC MIM LP (“Bespoke Alpha”), Monashee Pure Alpha SPV I LP (“Monashee Pure Alpha”), Monashee Solitario Fund LP (“Monashee Solitario”) and SFL SPV I LP (“SFL”). Jeff Muller is an officer of Monashee Investment Management LLC, and may be deemed to have voting and investment power of the shares of common stock held by BEMAP, Bespoke Alpha, Monashee Pure Alpha, Monashee Solitario and SFL

(9)

Boxer Asset Management Inc. is the managing member and majority owner of Boxer Capital, LLC. Joseph C. Lewis is the sole indirect beneficial owner of Boxer Asset Management Inc. Boxer Asset Management Inc. and Joseph C. Lewis may be deemed to have shared voting and investment power of the securities held by Boxer Capital. Each will disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest therein.

(10)	Christopher Basta and Lorraine Basta have shared voting and investment control over the shares.
(11)	Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel

Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the undersigned holder. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel is 601 Lexington Avenue New York, New York 10022. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(12)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus of shares purchased by the selling securityholder in this offering. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(13)	Daniel Bradbury was a member of the board of directors of Panacea prior to the consummation of the Merger.
(14)	Consists of 58,276,604 shares of common stock and 1,000,000 shares of common stock issuable upon conversion of Class B Common Stock. David Hung is our President and Chief Executive Officer.
(15)

Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Partners, L.P. The address of each of Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010.

(16)

Interests shown include (i) 3,165,000 shares of common stock and 130,000 shares of common stock issuable upon exercise of the Private Placement Warrants held by EcoR1 Panacea Holdings, LLC (the “Sponsor”), (ii) 6,584,246 shares of common stock and 702,000 shares of common stock issuable upon exercise of the Forward Purchase Warrants held by EcoR1 Capital Fund Qualified, L.P., (iii) 1,297,144 shares of common stock and 131,333 shares of common stock issuable upon exercise of the Forward Purchase Warrants held by EcoR1 Capital Fund, L.P. and (iv) 2,200,627 shares of common stock held by EcoR1 Venture Opportunity Fund, LP. The Sponsor is a record holder of the shares reported herein. EcoR1 Capital Fund, L.P., EcoR1 Capital Fund Qualified, L.P. and EcoR1 Venture Opportunity Fund, L.P. are the Members of the Sponsor. EcoR1 Capital, LLC is the general partner of EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P., and the investment adviser to EcoR1 Venture Opportunity Fund, L.P. Biotech Opportunity GP, LLC is the general partner of EcoR1 Venture Opportunity Fund, L.P. Oleg Nodelman is the control person of EcoR1 Capital, LLC and Biotech Opportunity GP, LLC. As such, Mr. Nodelman may be deemed to have beneficial ownership of the common stock held directly by the Sponsor and the various funds. Each of the Sponsor’s independent directors is, directly or indirectly, a non-managing member of the Sponsor.

(17)	Faheem Hasnain was a member of the board of directors of Panacea prior to the consummation of the Merger.

(18)

Interests include of 177,250 shares of common stock held by Fang Hu and 1,000 shares of common stock held by Asia Pioneer Pharmaceuticals Inc. Pension Plan Trust #46-4363216 (“Asia Pioneer”). Fang Hu is an owner of Asia Pioneer and may be deemed to have beneficial ownership and voting and dispositive power of the shares held by Asia Pioneer.

(19)

Consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 414,750 shares of common stock held by Farallon Capital Partners, L.P., (“FCP”), (ii) 373,250 shares of common stock held by Farallon Capital Institutional Partners, L.P., (“FCIP”), (iii) 87,500 shares of common stock held by Farallon Capital Institutional Partners II, L.P., (“FCIP II”), (iv) 39,500 shares of common stock held by Farallon Capital Institutional Partners III, L.P., (“FCIP III”), (v) 59,000 shares of common stock held by Four Crossings Institutional Partners V, L.P., (“FCIP V”), (vi) 1,277,300 shares of common stock held by Farallon Capital Offshore Investors II, L.P., (“FCOI II”), (vii) 194,700 shares of common stock held by Farallon Capital F5 Master I, L.P., (“F5MI”), and (viii) 54,000 shares of common stock held by Farallon Capital (AM) Investors, L.P., (“FCAMI”). Farallon Partners, L.L.C., (“FPLLC”), as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member, or a senior managing member, as the case may be, of FPLLC, or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock. The address for each of the entities and individuals identified in this footnote is One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(20)

The account is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(21)	Sarvajit Chakravarty and Vandana Date may be deemed to beneficially own and have voting and dispositive power over the shares held by GiraFpharma LLC.

(22)

Interests include (i) 23,130 shares of common stock held by Blue Rock Liquid Alpha Fund, LP, (ii) 76,425 shares of common stock held by Ghost Tree Master Fund, LP, (iii) 98,510 shares of common stock held by NR 1 SP, a Segregated Portfolio of North Rock SPC, (iv) 98,700 shares of common stock held by NR 2 SP, a Segregated Portfolio of North Rock SPC , (v) 140,475 shares of common stock held by Schonfeld EXT Master Fund, LP and (vi) 62,760 shares of common stock held by Squarepoint Diversified Partners Fund Limited (collectively, the “Ghost Tree Affiliated Entities”). The investment manager of each of the Ghost Tree Affiliated Entities is Ghost Tree Capital Group, LP. David Kim is the Chief Investment Officer and owner of Ghost Tree Capital Group, LP and may be deemed to beneficially own and share voting and dispositive power over the shares held by the Ghost Tree Affiliated Entities.

(23)	Graham Cooper was a member of the board of directors of Panacea prior to the consummation of the Merger.
(24)

Wellington Management Company LLP (“WMC”) has the power to vote and dispose the securities pursuant to WMC’s investment management relationship with the stockholder. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(25)

Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by ICS Opportunities.

(26)	Jeremy Abelson may be deemed to beneficially own and have voting and dispositive power over the shares held by Irving Investors Private XX, LLC.
(27)	John Stanley and Beth Anne Stanley have shared voting and investment control over the shares.
(28)

Ensign Peak Advisors, Inc. is the 100% owner of Marshfield Advisers, LLC. David Robert Nydegger is the president and Chief Investment Officer of Ensign Peak Advisors, Inc. and may be deemed to beneficially own and have voting and dispositive power over the shares held by Marshfield Advisers, LLC.

(29)

Omega Fund V GP, L.P. (“Omega V GP LP”) is the general partner of Omega Fund V, L.P. (“Omega V”). Omega Fund V GP Manager, Ltd. (“Omega V GP Ltd”) is the general partner of Omega V GP LP. Otello Stampacchia, Claudio Nessi and Anne-Mari Paster are directors of Omega V GP Ltd and have shared voting and investment power over the shares held by Omega V. Otello Stampacchia, Claudio Nessi and Anne-Mari Paster each disclaim beneficial ownership of the shares held by Omega V, except to the extent of his or her pecuniary interest therein. The address of Omega V, Omega V GP LP, Omega V GP Ltd and the above-mentioned persons is 888 Boylston Street, Suite 1111, Boston MA 02199.

(30)

Interests include (i) 816,250 shares of common stock and (ii) 32,500 shares of common stock issuable upon exercise of the Private Placement Warrants. As the sole member of PA Co-Investment LLC, Cowen Investments II LLC may be deemed to beneficially own the securities owned directly by PA Co-Investment LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Jeffrey M. Solomon may be deemed to beneficially own the securities owned directly by PA Co-Investment LLC. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.

(31)

Perceptive Advisors LLC (“Perceptive”) is the investment manager to the Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) and may be deemed to beneficially own the securities directly held by the Master Fund. Joseph Edelman is the managing member of Perceptive. Perceptive and Mr. Edelman may be deemed to beneficially own the shares held by the Master Fund. The address of Perceptive is 51 Astor Place, 10th Floor, New York, New York 10003.

(32)

Consists of (i) 3,031,009 shares of common stock held by Redmile Biopharma Investments II, L.P., (ii) 276,216 shares of common stock held by Redmile Capital Fund, LP, (iii) 25,197 shares of common stock held by Redmile Capital Offshore Fund (ERISA), Ltd., (iv) 273,188 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (v) 554,279 shares of common stock held by Redmile Capital Offshore Master Fund, Ltd. and (vi) 381,120 shares of common stock held by Redmile Strategic Master Fund, LP. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (i) through (vi) (collectively, the “Redmile Funds”) and, in such capacity, exercises sole voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(33)	Shalini Sharp was a member of the board of directors of Panacea prior to the consummation of the Merger.
(34)

Consists of (i) 1,000,000 shares of common stock held by Tech Opportunities LLC, (ii) 182,935 shares of common stock held by Hudson Bay Master Fund Ltd. and (iii) 100,000 shares of common stock held by HB Strategies LLC. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

(35)

These securities are held of record by The Biotech Growth Trust PLC (“BIOG”). OrbiMed Capital LLC (“OrbiMed Capital”) is the sole portfolio manager of BIOG. OrbiMed Capital exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein. OrbiMed Capital disclaims beneficial ownership of the shares held by BIOG, except to the extent of its or his pecuniary interest therein if any.

(36)

Consists of 304,100 shares of common stock and 88,563 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Closing Date. W. Anthony Vernon is a member of our board of directors.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock and warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), governmental organizations, taxpayers that have elected mark-to-market accounting, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, including S corporations and hybrid entities, regulated investment companies, real estate investment trusts, corporations that accumulate earnings to avoid U.S. federal income tax, investors that will hold Class A common stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership generally will depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, AND ANY U.S. FEDERAL NON-INCOME TAX CONSIDERATIONS, SUCH AS ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether certain redemption rights with respect to the Class A common stock may suspend the running of the applicable holding period for this purpose. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. Holder’s acquisition cost of the Class A common stock (or, as discussed below, the U.S. Holder’s initial basis for Class A common stock received upon exercise of a warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a warrant. The U.S. Holder’s tax basis in the share of our Class A common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is not entirely clear whether a U.S. Holder’s holding period for the Class A common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise; however, in either case, the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the warrant. If the cashless exercise were treated as not being a realization event, although it is not entirely clear, a U.S. Holder’s holding period for the Class A common stock nevertheless may commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s acquisition cost of the warrants exercised and the exercise price of such warrants. It is not entirely clear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the warrant. Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

If we give notice of an intention to redeem warrants for $0.01 as described in the section of this prospectus entitled “Description of Capital Stock — Warrants,” and a U.S. Holder exercises its warrant on a cashless basis and receives the amount of Class A common stock as determined by reference to the table set forth thereunder, we intend to treat such exercise as a redemption of warrants for Class A common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. Holder should not recognize any gain or loss on the redemption of warrants for shares of our Class A common stock. A U.S. Holder’s aggregate tax basis in the shares of Class A common stock received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Class A common stock received in redemption of the warrants should include the U.S. Holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants, or otherwise characterized. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Class A common stock.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (such as through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock that is taxable to such U.S. Holders as described under “— U.S. Holders — Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “— Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we were to determine that we are classified as a “United States real property holding corporation” (see “— Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we would withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant or the lapse of a warrant held by a non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise of a Warrant” or “ U.S. Holders — Sale, Exchange, Redemption or Expiration of a Warrant” above, as applicable, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of warrants for Class A common stock should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A common stock. Your aggregate tax basis in the shares of Class A common stock received in the redemption should equal your aggregate tax basis in your warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, or warrants (including an expiration or redemption of our warrants), unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A common stock. These rules may be modified as applied to the warrants. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (such as through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock that is taxable to such non-U.S. Holders as described under “— Non-U.S. Holders — Taxation of Distributions” above. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends (including constructive dividends) in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (such as shares of our Class A Common Stock), but the IRS has released proposed Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Taxpayers generally may rely on these proposed Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 162,500 shares of common stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof, (ii) up to 833,333 shares of common stock that are issuable upon the exercise of the Forward Purchase Warrants by the holders thereof and (iii) up to 4,791,639 shares of common stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 60,936,608 shares of common stock (consisting of (a) up to 162,500 shares of common stock that may be issued upon exercise of the Private Placement Warrants, (b) up to 833,333 shares of common stock that may be issued upon exercise of the Forward Purchase Warrants, (c) up to 487,500 Private Placement shares, (d) up to 2,500,000 Forward Purchase Shares, (e) up to 45,655,000 PIPE Shares, (f) up to 10,929,867 shares of common stock pursuant to the Registration Rights Agreement and (g) 368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in March 2021), (ii) up to 162,500 Private Placement Warrants, and (iii) up to 833,333 Forward Purchase Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	pledges to secure debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	privately negotiated transactions;

•	options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for them may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by selling securityholders who are “underwriters,” and the compensation of any broker-dealer who executes sales for them, may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the securities offered hereby. As of the date of this prospectus, GC&H Investments, LLC, which is an entity beneficially owned by current and former partners and associates of Cooley LLP, beneficially holds an aggregate of 25,410 shares of our common stock, and partners of Cooley LLP beneficially hold an aggregate of 22,500 additional shares of our common stock.

EXPERTS

The consolidated financial statements of Nuvation Bio Inc. and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended on Form S-3, under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.nuvationbio.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022; and

•

the description of securities set forth in the section titled “Form 10 Information—Description of the Company’s Securities” in our Current Report on Form 8-K filed with the SEC on February 12, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

All documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file after the date of this post-effective amendment to the registration statement and prior to the effectiveness of this post-effective amendment to the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

(332) 208-6102